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                                                                     EXHIBIT 4.2

                         FORM OF SUBSCRIPTION AGREEMENT

                                  iVILLAGE INC.

                   SUBSCRIPTION AGREEMENT FOR RIGHTS OFFERING

                 FOR HOLDERS OF RECORD OF WOMEN.COM COMMON STOCK

                                ON APRIL 16, 2001

                          -----------------------------
                          SUBSCRIPTION AGREEMENT NUMBER

-----------------------     -----------------------     -----------------------
RIGHTS                           RIGHTS SHARES               WARRANT SHARES

         iVillage Inc. ("iVillage") is conducting a rights offering (the "Rights Offering") which entitles the holders of shares of common stock of Women.com Networks, Inc. ("Women.com"), as of the close of business on April 16, 2001
(the "Record Date"), to receive one non-transferable right (each, a "Right") for each share of Women.com common stock held of record on the Record Date. Holders of Rights are entitled to subscribe for and purchase (a) 0.____ of a share of iVillage common stock (collectively, the "Rights Shares") and (b) a warrant to purchase 0.____ of a share of iVillage common stock (collectively, the "Warrant Shares" and, together with the Rights Shares, the "Rights Securities"), in the form attached hereto as Exhibit B. The subscription price is $0.____ per Right. No fractional shares or cash in lieu thereof will be issued or paid. Hearst Communications, Inc., the holder of approximately 46% of the outstanding shares of Women.com's common stock, has agreed to purchase 9,324,000 shares of iVillage's common stock and a warrant to purchase up to 2,100,000 shares of iVillage common stock for an aggregate purchase price of $20 million, except that the number of shares and warrants, and the associated purchase price, will be reduced by the number of Rights Shares and Warrant Shares, if any, purchased in the Rights Offering. We have set forth above the number of Rights issued to you, the maximum number of whole Rights Shares that you may purchase if you exercise all of your Rights and the maximum number of whole Warrant Shares that you may purchase if you exercise all of your Rights.

         For a more complete description of the terms and conditions of the Rights Offering, please refer to the iVillage/Women.com joint proxy statement/prospectus dated ___________, 2001 (the "Prospectus"), which is incorporated herein by reference. Copies of the Prospectus are available upon request from Continental Stock Transfer and Trust Company (toll free (888) 509-5587).

         This Subscription Agreement (or a Notice of Guaranteed Delivery) must be received by Continental Stock Transfer and Trust Company together with payment in full of the subscription price by 5:00 p.m., New York City time, on May 23, 2001, the date of the Women.com special stockholder meeting (unless extended in the sole discretion of iVillage) (as it may be extended, the "Expiration Date"). Any Rights not exercised prior to the Expiration Date will be null and void.

         ANY SUBSCRIPTION FOR RIGHTS SECURITIES IN THE RIGHTS OFFERING MADE HEREBY IS IRREVOCABLE.

         The Rights represented by this Subscription Agreement may be exercised by duly completing the Exercise Form attached hereto as Exhibit A. Rights holders are advised to review the Prospectus and instructions, copies of which are available from Continental Stock Transfer and Trust Company, before exercising their Rights.

         The registered owner whose name is inscribed hereon is entitled to subscribe for Rights Securities upon the terms and subject to the conditions set forth in the Prospectus, this Subscription Agreement and the related documents.

         Rights holders should be aware that if the proposed merger of Women.com into a wholly-owned subsidiary of iVillage does not close for any reason, including the failure to satisfy applicable conditions specified in the merger agreement, the Rights Offering will be canceled. In addition, iVillage is not obligated to complete the Rights Offering if at any time before completion of the Rights Offering there is any statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in the sole judgment of iVillage's board of directors would or might make the offering or its completion illegal or otherwise restrict or prohibit completion of the Rights Offering. If iVillage terminates the Rights Offering, all rights will expire without value and all subscription payments received by the Continental Stock Transfer and Trust Company will be returned promptly, without interest or deduction. The Rights Offering is not conditioned on any minimum number of shares being purchased.

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                                    EXHIBIT A

                                  EXERCISE FORM

EXERCISE AND SUBSCRIPTION:

         The undersigned hereby irrevocably exercises one or more Rights to subscribe for Rights Securities as indicated below, on the terms and subject to the conditions specified in the Subscription Agreement and the Prospectus, receipt of which is hereby acknowledged.

(a)      Number of Rights subscribed for:                       (1)
                                          --------------------

(b)      Subscription Price (2): $              (Calculated  by multiplying  the
number of Rights subscribed for in (a) above by $0.____ and rounding up to the nearest whole cent).

1. In order to determine the number of whole Rights Shares issuable upon exercise of the Rights you have subscribed for, you should multiply the number of Rights subscribed for by 0.___ and round such number down to the nearest whole number of Rights Shares. Similarly, in order to determine the number of whole Warrant Shares issuable upon exercise of the Rights you have subscribed for, you should multiply the number of Rights subscribed for by 0.___ and round such number down to the nearest whole number of Warrant Shares.

2. If the aggregate Subscription Price enclosed or transmitted is insufficient to purchase the total number of Rights indicated as exercised in line (a) above or if the number of Rights being exercised is not specified, the Rights holder exercising this Subscription Agreement shall be deemed to have exercised the maximum number of Rights that could be exercised upon payment of such amount. To the extent any portion of the aggregate Subscription Price enclosed or transmitted remains after the foregoing procedures, such funds shall be mailed to the subscriber without interest or deduction as soon as practicable.

METHOD OF PAYMENT (CHECK AND COMPLETE APPROPRIATE BOX(ES)):

         |_| Check, bank draft, or U.S. postal money order payable to "Continental Stock Transfer and Trust Company, as Subscription Agent" or

         |_|      Wire transfer directed to:

         |_| Check here if Rights are being exercised pursuant to the Notice of Guaranteed Delivery delivered to the Subscription Agent prior to the date hereof and complete the following:

         Name(s) of Registered Holder(s) ___________________________________
         Window Ticket Number (if any) ___________________________________
         Date of Execution of Notice of Guaranteed Delivery ___________________ Name of Institution Which Guaranteed Delivery ______________________


DELIVERY INSTRUCTIONS: Address for mailing Rights Securities in accordance with the Prospectus, if different from the address shown on the face of this Subscription Agreement:

Name: ______________________________________________________________

Address: ______________________________________________________________



Subscriber's Signature __________________   Telephone No.  (___)________________


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